EX-20.9




May 8, 2001



EMC GROUP, INC.
346 Tanager Court
Lakeland, FL 33803

Attention:  Mr. Erhard Sommer


Dear Erhard.

RE:   NATIONAL MARKETING AGREEMENT ("NMA") BETWEEN TREATS CANADA COPRORATION
("TCC") AND EMC GROUP, INC. ("EMC")

This letter confirms that the store development required under NMA is waived until December 31, 2002, at which time you will be required to have fulfilled the requirements of the first year of the agreement.

Yours truly,
Treats Canada Corporation

/s/ Paul Gibson
------------------------
President & Chief Executive Officer

















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